SUPPLEMENT No. 1 DATED September 23, 2013 (To Prospectus dated April 4, 2013)	Rule 424(b)(3) Registration No. 333-187548

TOWERSTREAM CORPORATION

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated April 4, 2013 (“Prospectus”), of Towerstream Corporation (”Company). This Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus.

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 7 of the prospectus dated April 4, 2013, for risk factors and information you should consider before you purchase shares.

SELLING SECURITY HOLDERS

The information appearing in the table below with respect to the selling security holders named herein supersedes the information with respect to selling security holders in the table appearing under the heading “Selling Security Holders” in the Prospectus.

			Common
	Beneficial Ownership of		Stock	Beneficial Ownership
	Common Stock Prior		Saleable	of Common Stock
	to the Offering		Pursuant	After the Offering (1)
	Number of	Percent of	to This	Number of	Percent of
Name of Selling Stockholder	Shares	Class (2)	Prospectus	Shares	Class (2)
Benjamin Crawford	96,338	*	96,338	0	0
Mitchell Daszewski	96,338	*	96,338	0	0
Charles and Nora Greenwold	73,840	*	73,840	0	0
Randall Stenoien	6,200	*	6,200	0	0
Fred Perry	3,846	*	3,846	0	0
Edmund Daszewski	5,768	*	5,768	0	0
William Pfeiffer	19,230	*	19,230	0	0
Samuel and Roberta Smiley	28,844	*	28,844	0	0
Laurie Campos	17,542	*	17,542	0	0
Innovative Radiology, PA 401k
Profit Sharing Plan(3)	9,229	*	9,229	0	0
Innovative Radiology, PA(3)	26,920	*	26,920	0	0
Wayne Staton	1,029	*	1,029	0	0
Total:	385,124	*	385,124	0	0

*Less than 1%

(1) Assumes that all of the shares held by the selling stockholders covered by this prospectus are sold and that the selling stockholders acquire no additional shares of common stock before the completion of this offering. However, as the selling stockholders can offer all, some, or none of their common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will ultimately offer or sell under this prospectus.

(2) Calculated based on 66,355,741 shares of common stock outstanding as of March 14, 2013.

(3) Randall A. Stenoien has voting and disposition power over these securities.